Amendment No. 3 to
Discover Financial Services
Employee Stock Purchase Plan

The Discover Financial Services Employee Stock Purchase Plan, as heretofore amended (the “Plan”), is hereby amended in the following respects:

1.
Effective on the later of December 31, 2010 or the close of the transaction contemplated by the Separation Agreement between Citibank, N.A. (“CBNA”), The Student Loan Corporation (“SLC”) and Discover Bank (the “Transaction”), the Plan is amended to provide that any employee of Discover Financial Services or its Subsidiary Companies (as defined in the Plan) (“Company”) who was employed by CBNA or SLC on the day prior to the close of the Transaction shall be eligible to participate in the Plan beginning on the date such employee becomes an Eligible Employee.

2.
Effective December 1, 2010, the Plan is amended to provide that for purposes of determining eligibility to participate in the Plan, any employee of the Company who was employed by an entity from which the Company bought assets or stock on the day immediately preceding the closing date of such purchase of assets or stock shall be given credit for all prior service with such entity, unless otherwise provided in the purchase agreement between the Company and the entity.

3.	Section 4 is hereby amended effective December 1, 2008 to clarify the enrollment process by replacing the first sentence of the second paragraph with the following:
“To enroll in the Plan, an Eligible Employee shall make a request to the Company or its designated agent at the time and in the manner specified by the Committee, specifying the amount of payroll deduction to be applied to the Compensation (as defined below) paid to the employee during the Purchase Period.”